Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS FOR THE THREE AND NINE

MONTHS ENDED NOVEMBER 30, 2019 AND DECLARES QUARTERLY DIVIDEND

Midlothian, TX. December 20, 2019 -- Ennis, Inc. (the “Company"), (NYSE: EBF), today reported financial results for the three and nine months ended November 30, 2019.  Highlights include:

•	Revenues increased $6.8 million, or 6.3%, and $31.6 million, or 10.5%, for the three and nine months ended November 30, 2019, respectively, as compared to the same periods last year.
•

Earnings per diluted share for the three months and the comparable period last year were $0.41 and $0.40 per diluted share, respectively, and for both the nine months and the comparable period last year were $1.14 per diluted share.

Financial Overview

The Company’s revenues for the third quarter ended November 30, 2019 were $114.9 million compared to $108.1 million for the same quarter last year, an increase of 6.3%.  Gross profit margin ("margin") was $33.8 million for the quarter, or 29.5%, as compared to $33.8 million, or 31.2% for the third quarter last year.  Net earnings for the quarter were $10.6 million, or $0.41 per diluted share compared, to $10.4 million, or $0.40 per diluted share, for the third quarter last year.

The Company’s revenues for the nine month period ended November 30, 2019 were $331.7 million compared to $300.1 million for the same period last year, an increase of 10.5%.  Margin was $99.0 million, or 29.8%, as compared to $94.3 million, or 31.4% for the nine month periods ended November 30, 2019 and November 30, 2018, respectively.  Net earnings for the nine month period ended November 30, 2019 were $29.7 million, or $1.14 per diluted share, which were relatively unchanged compared to $29.2 million, or $1.14 per diluted share for the same period last year.

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating, “Overall we are pleased with our performance for the quarter.  While our gross profit margin showed a slight decline from the sequential quarter, decreasing from 29.8% to 29.5%, our EBITDA margin increased slightly from 16.2% to 16.6%.  Our gross profit margin percentage continues to be impacted by the consolidation of our past four acquisitions, which all had gross profit and operating margins considerably lower than our historical margins.  While we are seeing improvements, we don’t expect to see meaningful impact until these acquisitions are fully integrated into our systems, which we expect to be sometime the first half of fiscal year 2021. With that being said, these same acquisitions accounted for over $73 million in sales and over $0.18 in diluted earnings per share for the nine month period.  We continue to strategically repurchase our shares and acquired 42,279 shares in the open market during the third quarter.  We have repurchased an aggregate of 336,175 shares in the open market since the acquisition of Wright Business Graphics, which represents over 40% of the shares we issued as consideration for that acquisition, and we have purchased almost 1.82 million shares since the inception of our stock repurchase program.  Given our strong financial position, we will continue to explore strategic opportunities as a way to profitably utilize our cash and leverage our balance sheet, and when advantageous, repurchase our shares.”

Non-GAAP Reconciliations

To provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations, the Company reports the non-GAAP financial measure of EBITDA (EBITDA is calculated as net earnings from operations before interest expense, tax expense, depreciation, and amortization). From time to time the Company may also report adjusted gross profit margin, adjusted earnings and adjusted diluted earnings per share, each of which is a non-GAAP financial measure.

Management believes that these non-GAAP financial measures provide useful information to investors as a supplement to reported GAAP financial information.  Management reviews these non-GAAP financial measures on a regular basis and uses them to evaluate and manage the performance of the Company’s operations.  In addition, EBITDA is a component of the financial covenants and an interest rate metric in the Company’s credit agreement.

Reconciliations of non-GAAP financial measures reported for the quarter and fiscal year-to-date to the most directly comparable measures calculated and presented in accordance with GAAP are set forth in the following table.  Other companies may calculate non-GAAP financial measures differently than Ennis, which limits the usefulness of the Company’s non-GAAP measures for comparison with these other companies. While management believes the Company’s non-GAAP financial measures are useful in evaluating Ennis, this information should be considered as supplemental in nature and not as a substitute or an alternative for, or superior to, the related financial information prepared in accordance with GAAP. These measures should be evaluated only in conjunction with the Company’s comparable GAAP financial measures.

The following table reconciles EBITDA, a non-GAAP financial measure, for the three and nine months ended November 30, 2019 and November 30, 2018 to the most comparable GAAP measure, net earnings (dollars in thousands).

	Three months ended		Nine months ended
	November 30,		November 30,
	2019	2018	2019	2018
Net earnings	$10,553	$10,419	$29,718	$29,233
Income tax expense	3,708	3,473	10,441	9,744
Interest expense	5	365	602	913
Depreciation and amortization	4,756	4,777	13,632	12,005
EBITDA (non-GAAP)	$19,022	$19,034	$54,393	$51,895

% of sales	16.6%	17.6%	16.4%	17.3%

In Other News

On December 19, 2019 the Board of Directors declared a quarterly cash dividend of 22.5 cents per share on the Company’s common stock.  The dividend is payable on February 7, 2020 to shareholders of record on January 10, 2020.

About Ennis

Since 1909, Ennis has been primarily engaged in the production and sale of business forms and other business products. The Company is one of the largest private-label printed business product suppliers in the United States.  Headquartered in Midlothian, Texas, Ennis has production and distribution facilities strategically located throughout the USA to serve the Company’s national network of distributors.  Ennis manufactures and sells business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, envelopes, tags and labels and other custom products.  For more information, visit www.ennis.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements that may be contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements.  These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a competitive environment, the Company’s ability to adapt and expand its services in such an environment and the variability in the prices of paper and other raw materials.  Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 28, 2019 and its Quarterly Reports on Form10-Q for the quarters ending May 31, 2019 and August 31, 2019.  The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Mr. Richard L. Travis, Jr., CFO, Treasurer and Principal Financial and Accounting Officer

Mr. Michael D. Magill, Executive Vice President and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Ennis, Inc.

Unaudited Condensed Consolidated Financial Information

(In thousands, except share and per share amounts)

	Three months ended		Nine months ended
Condensed Consolidated Operating Results	November 30,		November 30,
	2019	2018	2019	2018
Revenues	$114,860	$108,070	$331,709	$300,080
Cost of goods sold	81,024	74,315	232,719	205,811
Gross profit margin	33,836	33,755	98,990	94,269
Operating expenses	19,755	19,749	59,102	55,045
Operating income	14,081	14,006	39,888	39,224
Other (income) expense	(180)	114	(271)	247
Earnings before income taxes	14,261	13,892	40,159	38,977
Income tax expense	3,708	3,473	10,441	9,744
Net earnings	$10,553	$10,419	$29,718	$29,233

Weighted average common shares outstanding
Basic	26,010,571	26,189,917	26,034,617	25,744,344
Diluted	26,010,571	26,202,430	26,034,617	25,756,831

Earnings per share
Basic	$0.41	$0.40	$1.14	$1.14
Diluted	$0.41	$0.40	$1.14	$1.14

			November 30,	February 28,
Condensed Consolidated Balance Sheet Information			2019	2019
Assets
Current Assets
Cash			$61,313	$88,442
Accounts receivable, net			45,027	40,357
Inventories, net			36,541	35,411
Other			1,872	1,955
Total Current Assets			144,753	166,165
Property, plant & equipment, net			58,925	53,134
Operating lease right-of-use assets			20,847	—
Goodwill and intangible assets			141,728	142,906
Other			842	880
Total Assets			$367,095	$363,085
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable			$16,499	$13,728
Accrued expenses			16,158	17,895
Current portion of operating lease liabilities			5,596	—
Total Current Liabilities			38,253	31,623
Long-term debt			—	30,000
Other non-current liabilities			28,395	12,335
Total liabilities			66,648	73,958
Shareholders' Equity			300,447	289,127
Total Liabilities and Shareholders' Equity			$367,095	$363,085

			Nine months ended
			November 30,
Condensed Consolidated Cash Flow Information			2019	2018
Cash provided by operating activities			$44,433	$36,667
Cash used in investing activities			(21,469)	(30,855)
Cash used in financing activities			(50,093)	(21,224)
Change in cash			(27,129)	(15,412)
Cash at beginning of period			88,442	96,230
Cash at end of period			$61,313	$80,818